EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Copley Pharmaceutical, Inc.


We consent to incorporation by reference in registration statements (No. 33-54707), (No. 33-96122) and (No. 33-96118) on Form S-8 of Copley
Pharmaceutical, Inc. of our report dated January 29, 1997, relating to the consolidated balance sheets of Copley Pharmaceutical, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995, which report appears in the December 31, 1996 annual report on Form 10-K of Copley Pharmaceutical, Inc.



/s/ KPMG Peat Marwick LLP

Boston, Massachusetts
March 27, 1997